     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2001

                                                      REGISTRATION NO. 333-25643
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                            ------------------------

                              REDWOOD TRUST, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                        591 REDWOOD HIGHWAY, SUITE 3100
                             MILL VALLEY, CA 94941
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               GEORGE E. BULL III
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              REDWOOD TRUST, INC.
                        591 REDWOOD HIGHWAY, SUITE 3100
                             MILL VALLEY, CA 94941
                                 (415) 389-7373
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:

                            PHILLIP R. POLLOCK, ESQ.
                                 TOBIN & TOBIN
                         500 SANSOME STREET, 8TH FLOOR
                            SAN FRANCISCO, CA 94111
                                 (415) 433-1400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
At any time and from time to time after the effective date of this Registration
                                   Statement
                in light of market conditions and other factors
                            ------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check box: [X]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THIS PRELIMINARY OFFICIAL STATEMENT AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE OFFICIAL STATEMENT IS DELIVERED IN FINAL FORM. UNDER NO CIRCUMSTANCES SHALL THIS PRELIMINARY OFFICIAL STATEMENT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

           PRELIMINARY PROSPECTUS SUPPLEMENT DATED             , 2001

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 2, 2001)

                                             Shares
                              REDWOOD TRUST, INC.
                                  Common Stock
                           -------------------------

     We are offering [          ] shares of our common stock, par value $0.01
per share at a price of $[     ] per share. We will receive all of the net
proceeds from the sale of such common stock. Our common stock is listed on the New York Stock Exchange under the symbol RWT. The last reported sale price of
our common stock on March [  ], 2001 was $[     ] per share.

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Public offering price.......................................  $     --     $     --
Underwriting discounts......................................  $     --     $     --
Proceeds, before expenses, to us............................  $     --     $     --

     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted an option for an additional [          ] shares of our
common stock at the public offering price, less the underwriting discounts to the underwriters, solely to cover the over-allotments, if any.

     We expect that the common stock will be ready for delivery on or about
[            ], 2001.

                          [Names of Lead Underwriters]

                                March [  ], 2001

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Forward-Looking Statements and Notice
  About Information Presented.........   S-2
The Company...........................   S-3
Recent Developments...................   S-4
Use of Proceeds.......................   S-5
Risk Factors..........................   S-5
Capitalization........................   S-5
Federal Income Considerations.........   S-6
Underwriting..........................   S-8
Legal Matters.........................   S-9

                                        PAGE
                                        ----
PROSPECTUS
About This Prospectus.................     i
Private Securities Litigation Reform
  Act
  of 1995.............................     i
The Company...........................     1
Use of Proceeds.......................     1
Description of Securities.............     1
Federal Income Tax Considerations.....     6
Plan of Distribution..................    13
ERISA Investors.......................    15
Legal Matters.........................    15
Experts...............................    15
Where You Can Find More Information...    15
Incorporation by Reference............    16
Information Not Required in
  Prospectus..........................  II-1

       FORWARD-LOOKING STATEMENTS AND NOTICE ABOUT INFORMATION PRESENTED

     This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements. When used, statements which are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, changes in interest rates on our mortgage assets and borrowings, changes in prepayment rates on our mortgage assets, general economic conditions, particularly as they affect the price of mortgage assets and the credit status of borrowers, and the level of liquidity in the capital markets, as it affects our ability to finance our mortgage asset portfolio.

     Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission or SEC, including Forms 10-Q and 10-K.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus supplement and the accompanying prospectus might not occur.

     You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since such dates.

                                  THE COMPANY

     Redwood Trust, Inc. is a real estate finance company specializing in owning, financing, and credit-enhancing high-quality jumbo residential mortgage loans nationwide.

     Jumbo residential mortgage loans have loan balances that exceed the financing limit imposed on the government-sponsored real estate finance companies -- Fannie Mae and Freddie Mac.

     Redwood finances high-quality jumbo residential mortgage loans in two ways. In our retained residential loan portfolio, we acquire loans and hold them on our balance sheet to earn interest income. We typically fund the purchase of these loans through the issuance of long-term amortizing debt. In our credit-enhancement portfolio, we enable the securitization and funding of loans in the capital markets by committing our capital to partially credit-enhance the loans. We do this by structuring and acquiring subordinated credit-enhancement interests that are created at the time the loans are securitized.

     To create jumbo loan financing opportunities for our retained residential loan portfolio and our credit-enhancement portfolio, we work actively with mortgage origination companies that are selling newly originated loans and with banks that are selling seasoned loan portfolios.

     We also finance U.S. real estate in a number of other ways, including through our investment portfolio (investment-grade mortgage securities) and our commercial loan portfolio.

     Our primary source of revenues is monthly payments made by homeowners on their mortgages. Our primary expense is the cost of borrowed funds. Since we are structured as a Real Estate Investment Trust (REIT), we distribute the bulk of our net earnings to shareholders as dividends.

     Redwood Trust, Inc. was incorporated in the State of Maryland on April 11, 1994 and commenced operations on August 19, 1994. We have elected, and intend to continue to elect, to be taxed as a REIT. Assuming we retain such REIT status, we generally will be permitted to deduct dividend distributions to stockholders from our taxable income, thereby eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends. We are self-advised and self-managed. Our principal executive offices are located at 591 Redwood Highway, Suite 3100, Mill Valley, CA 94941, telephone 415-389-7373.

                              RECENT DEVELOPMENTS

                                   [RESERVED]

                                USE OF PROCEEDS

     The net proceeds to be received by us from the sale of the [          ]
shares of common stock in this offering are estimated to be approximately
$[          ] after deducting underwriting discounts and commissions and estimated expenses. We intend to use the net proceeds, together with borrowings, to purchase mortgage assets. Pending use of the proceeds to purchase such mortgage assets, the net proceeds will be used to reduce borrowings. We intend to increase our investment in mortgage assets by borrowing against existing mortgage assets and using the proceeds to acquire additional mortgage assets. Our borrowings are secured by mortgage assets owned by us.

                                  RISK FACTORS

     See the risk factors beginning on page 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, which is incorporated by reference, for a discussion of certain factors that should be considered by prospective purchasers of shares of our common stock.

                                 CAPITALIZATION

     The following table sets forth our actual capitalization at September 30,
2000 and as adjusted to give effect to the issuance of [          ] shares of
our common stock offered hereby and the application of the estimated net proceeds therefrom.

                                                                SEPTEMBER 30, 2000
                                                              -----------------------
                    STOCKHOLDERS' EQUITY                       ACTUAL     AS ADJUSTED
                    --------------------                      --------    -----------
                                                              (DOLLARS IN THOUSANDS)
Preferred stock: par value $0.01 per share; Class B 9.74%
  Cumulative Convertible 902,068 shares authorized, issued
  and outstanding ($28,645 aggregate liquidation
  preference)...............................................  $ 26,517
Common stock: par value $0.01 per share; 49,097,932 shares
  authorized; 8,809,356 issued and outstanding (as adjusted
  [          ] shares.......................................        88     $     --
Additional paid-in capital..................................   242,520           --
Accumulated other comprehensive loss........................    (4,001)          --
Cumulative earnings.........................................    21,430           --
Cumulative distributions to stockholders....................   (75,891)          --
                                                              --------     --------
     Total..................................................  $210,663     $     --
                                                              ========     ========

                         FEDERAL INCOME CONSIDERATIONS

     The following discussion summarizes the material federal income tax consequences that may be relevant to a prospective purchaser of securities. It is not exhaustive of all possible tax considerations. It does not give a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective investor in light of such investor's particular circumstances or to certain types of investors subject to special treatment under federal income tax laws, including insurance companies, certain tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States.

     EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSIDERATIONS OF SUCH PURCHASE, OWNERSHIP AND SALE AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion of various aspects of federal taxation contained below and in the underlying prospectus under the heading "Federal Income Tax Considerations," summarize the material federal income tax provisions applicable to Redwood Trust as a REIT and to investors in connection with their ownership of Redwood Trust's securities. The discussions are based on the Code, administrative regulations, judicial decisions, administrative rulings and practice as in effect today, all of which are subject to change. In brief, if certain detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations are, with certain limited exceptions, not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the "double taxation," at the corporate level and then again at the stockholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its stockholders.

     Redwood Trust made an election to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994.

     In the opinion of GnazzoThill, A Professional Corporation, special tax counsel to Redwood Trust, Redwood Trust, exclusive of any taxable affiliates, has been organized and operated in a manner which qualifies it as a REIT under the Code since the commencement of its operations on August 19, 1994 through September 30, 2000, the date of Redwood Trust's latest unaudited financial statements received by special tax counsel. However, whether Redwood Trust does and continues to so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and certain administrative matters, the results of which are not reviewed by special tax counsel on an ongoing basis. No assurance can be given that the actual results of Redwood Trust's operations for any one taxable year will satisfy those requirements. Moreover, certain aspects of Redwood Trust's planned method of operations have not been considered by the courts or the Internal Revenue Service in any published authorities that interpret the requirements of REIT status. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, special tax counsel will be unable to opine whether Redwood Trust will in fact qualify as a REIT under the Code in all events and for all periods.

     The opinions of special tax counsel are based upon existing law including the Internal Revenue Code of 1986, as amended, existing treasury regulations, revenue rulings, revenue procedures, proposed regulations and case law, all of which is subject to change both prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect Redwood Trust or its stockholders.

     In the event that Redwood Trust does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent that Redwood Trust would, as a consequence, be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced.

TAXATION OF HOLDERS OF REDWOOD TRUST'S COMMON STOCK

     General Taxation. For any taxable year in which Redwood Trust is treated as a REIT for federal income purposes, amounts distributed by Redwood Trust to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by Redwood Trust as capital gain dividends. In the latter case, the distributions will generally be taxable to the stockholders as long-term capital gains.

     Distributions of Redwood Trust will not be eligible for the dividends received deduction for corporations that are stockholders. Stockholders may not deduct any net operating losses or capital losses of Redwood Trust.

     Upon a sale or disposition of common stock, a stockholder will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and the stockholder's adjusted basis in such stock, which gain or loss will be long-term if the stock has been held for more than one year. Any loss on the sale or exchange of shares of the stock of Redwood Trust held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

     If Redwood Trust makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder's shares until the tax basis is zero. Such distributions in excess of the tax basis will be taxable as gain realized from the sale of Redwood Trust's shares.

     Redwood Trust will notify stockholders after the close of Redwood Trust's taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such quarter will be deemed to have been received by the stockholders and paid by Redwood Trust on December 31 of the record year, provided that such dividends are paid before February 1 of the following year. If common stock is sold after a record date but before a payment date for declared dividends on such stock, a stockholder will nonetheless be required to include such dividend in income in accordance with the rules above for distributions, whether or not such dividend is required to be paid over to the purchaser.

     Generally, a distribution of earnings from a REIT is considered for estimated tax purposes only when the distribution is made. However, if Redwood Trust is at any time deemed to be a "closely-held REIT" (a REIT in which at least 50% of the vote or value is owned by 5 or fewer persons), any stockholder owning 10% or more of the vote or value of Redwood's shares must accelerate recognition of year-end distributions such shareholder receives from the REIT in computing estimated tax payments. Redwood Trust is not currently, and does not intend to be, a "closely-held REIT."

                                  UNDERWRITING

     [Names of lead underwriters] are acting as representatives of the underwriters. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us the number of shares set forth opposite its name below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of our common stock is subject to approval of certain legal maters by counsel and to certain other conditions. The underwriters are obligated to take and pay for all shares of our common stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

                        UNDERWRITER                           NUMBER OF SHARES
                        -----------                           ----------------
               .............................................           --
               .............................................           --
               .............................................           --

     The following table shows the per share and total underwriting discount we will pay to the underwriters. Such amounts are shown assuming both no exercise
and full exercise of the underwriters' option to purchase [               ]
additional shares of our common stock.

                                                      NO EXERCISE    FULL EXERCISE
                                                      -----------    -------------
Per Share...........................................      $--             $--
Total...............................................      $--             $--

     Each of our officers and directors has agreed with the representatives, for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, not to sell any shares of common stock or any securities convertible into or exchangeable for shares of common stock owned by the holders, without the prior written consent of the representatives. However, the representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

     The underwriters propose to offer our common stock directly to the public
at $[               ] per share and to certain dealers at such price less a
concession not in excess of $[               ] per share. The underwriters may
allow, and such dealers may reallow, a concession not in excess of
$[               ] per share to certain dealers.

     We expect to incur expenses of approximately $[               ] in
connection with this offering.

     We have granted the underwriters an option exercisable for 30 days after
the date of this prospectus supplement to purchase up to [               ]
additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement. If the underwriters exercise this option, the underwriters will have a firm commitment, subject to certain conditions, to purchase all of such shares covered thereby.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

     In connection with this offering, the underwriters are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in
connection with the offering, i.e., if they sell more than [               ]
shares of common stock, the underwriters may reduce that short position by purchasing our common stock in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The representatives or their affiliates have provided, and may in the future provide us with investment banking, financial advisory, or commercial banking services, for which they have received and may receive customary compensation.

                                 LEGAL MATTERS

     Certain legal matters relating to the common stock will be passed on for us by Tobin & Tobin, a professional corporation, San Francisco, California. Legal matters relating to our tax status as a REIT will be passed on by GnazzoThill,
A Professional Corporation, San Francisco, California. Certain legal matters
will be passed upon for the underwriters by [               ], San Francisco,
California.

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

MARCH 2, 2001

                                  $384,075,000

                                      RWT
                              REDWOOD TRUST, INC.

                    Common Stock, Preferred Stock, Warrants,
                       and Shareholder Rights to Purchase
                        Common Stock and Preferred Stock
                           -------------------------

     By this prospectus, we may offer, from time to time, securities consisting of:

     - shares of our common stock

     - shares of our preferred stock

     - any warrants to purchase our common stock or preferred stock

     - rights to purchase our common stock or preferred stock issued to our shareholders

     - any combination of the foregoing

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

     This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

     The New York Stock Exchange lists our common stock under the symbol "RWT." We also currently have one class of outstanding preferred stock listed under the symbol "RWTB."

     To ensure we qualify as a real estate investment trust, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our Board of Directors waives this limitation.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is March 2, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................     i
Private Securities Litigation Reform Act of 1995............     i
The Company.................................................     1
Use of Proceeds.............................................     1
Description of Securities...................................     1
Federal Income Tax Considerations...........................     6
Plan of Distribution........................................    13
ERISA Investors.............................................    15
Legal Matters...............................................    15
Experts.....................................................    15
Where You Can Find More Information.........................    15
Incorporation by Reference..................................    16
Information Not Required in Prospectus......................  II-1

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this process, we may offer and sell any combination of the securities covered by this prospectus in one or more offerings up to a total dollar amount of $384,075,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information you may need to make your investment decision.

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This prospectus and the documents incorporated by reference herein contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Important factors that may impact our actual results include changes in interest rates, changes in the yield curve, changes in prepayment rates, the supply of mortgage loans and mortgage securities, our ability to obtain financing, the terms of any financing and other factors described in this prospectus.

                                  THE COMPANY

     Redwood Trust, Inc. is a real estate finance company specializing in owning, financing and credit-enhancing high-quality jumbo residential mortgage loans nationwide. We also finance U.S. real estate in a number of other ways, including through our investment portfolio (investment-grade mortgage securities) and our commercial loan portfolio. Our primary source of revenues is monthly payments made by homeowners on their mortgages. Our primary expense is the cost of borrowed funds. Since we are structured as a Real Estate Investment Trust (REIT), we distribute the bulk of our net earnings to shareholders as dividends. Our REIT status permits us to deduct dividend distributions to stockholders from our taxable income, thereby eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends. We are self-advised and self-managed. Our principal executive offices are located at 591 Redwood Highway, Suite 3100, Mill Valley, CA 94941, telephone 415-389-7373.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the securities for acquisition of mortgage assets and general corporate purposes. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use them to reduce short-term or adjustable-rate indebtedness. If we intend to use the net proceeds from a sale of securities to finance a significant acquisition of a business, a related prospectus supplement will describe the material terms of such acquisition.

                           DESCRIPTION OF SECURITIES

GENERAL

     The following is a brief description of the material terms of our securities that may be offered under this prospectus. This description does not purport to be complete and is subject in all respects to applicable Maryland law and to the provisions of our Charter and Bylaws, including any applicable amendments or supplements thereto, copies of which are on file with the Commission as described under "Available Information" and are incorporated by reference herein.

     We may offer under this prospectus one or more of the following types of securities: shares of common stock, par value $0.01 per share; shares of preferred stock, in one or more classes or series; common stock warrants; preferred stock warrants; shareholder rights; and any combination of the foregoing, either individually or as units consisting of one or more of the foregoing types of securities. The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

     Our current authorized equity capitalization consists of 50 million shares which may be comprised of common stock and preferred stock. The common stock and the only currently issued, authorized and outstanding preferred stock, the Class B 9.74% Cumulative Convertible Preferred Stock (the "Class B Preferred Stock"), are listed on the New York Stock Exchange, and we intend to so list any additional shares of our common stock which are issued and sold hereunder. We may elect to list any future class or series of our securities issued hereunder on an exchange, but we are not obligated to do so.

COMMON STOCK

     Common stockholders are entitled to receive dividends when, as and if declared by our board of directors, out of legally available funds. In the case of the Class B Preferred Stock and in the event any future class or series of preferred stock is issued, dividends on any outstanding shares of preferred stock are required to be paid in full before payment of any dividends on the common stock. If we have a liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all of our assets available for distribution after payment of all our debts and other liabilities and the payment of all liquidation and
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

other preference amounts to preferred stockholders then outstanding. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of common stock.

     Each holder of common stock is entitled to one vote per share with respect to all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights, if any, of any class or series of preferred stock that may be outstanding from time to time. Our charter and bylaws contain no restrictions on our repurchase of shares of the common stock. All the outstanding shares of common stock are, and additional shares of common stock will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Subject to the terms of the outstanding Class B Preferred Stock, our board of directors is authorized to designate with respect to each class or series of preferred stock the number of shares in each such class or series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, if any, whether or not dividends shall be cumulative, and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions if any, the terms and conditions on which shares can be converted into or exchanged for shares of another class or series, and the voting rights, if any.

     Any preferred stock issued may rank prior to the common stock as to dividends and will rank prior to the common stock as to distributions in the event of our liquidation, dissolution or winding up. The ability of our board of directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of common stockholders. The shares of Class B Preferred Stock are, and any future shares of preferred stock will be, validly issued, fully paid and nonassessable.

SECURITIES WARRANTS

     We may issue securities warrants for the purchase of common stock or preferred stock, respectively referred to as common stock warrants and preferred stock warrants. Securities warrants may be issued independently or together with any other securities offered by this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of the securities warrants will be issued under a separate securities warrant agreement to be entered into by us and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. Each issue of securities warrants will be evidenced by securities warrant certificates. The securities warrant agent will act solely as an agent of ours in connection with the securities warrants certificates and will not assume any obligation or relationship of agency or trust for or with any holder of securities warrant certificates or beneficial owners of securities warrants.

     If we offer securities warrants pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such securities warrants, including the following, where applicable:

     - the offering price;

     - the aggregate number of shares purchasable upon exercise of such securities warrants, and in the case of securities warrants for preferred stock, the designation, aggregate number and terms of the class or series of preferred stock purchasable upon exercise of such securities warrants;

     - the designation and terms of the securities with which such securities warrants are being offered, if any, and the number of such securities warrants being offered with each such security;

     - the date on and after which such securities warrants and any related securities will be transferable separately;

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

     - the number of shares of preferred stock or shares of common stock purchasable upon exercise of each of such securities warrant and the price at which such number of shares of preferred stock or common stock may be purchased upon such exercise;

     - the date on which the right to exercise such securities warrants shall commence and the expiration date on which such right shall expire;

     - federal income tax considerations; and

     - any other material terms of such securities warrants.

     Holders of future securities warrants, if any, will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of Redwood Trust.

STOCKHOLDER RIGHTS

     We may issue, as a dividend at no cost, stockholder rights to holders of record of our securities or any class or series thereof on the applicable record date. If stockholders rights are so issued to existing holders of securities, each stockholder right will entitle the registered holder thereof to purchase the securities pursuant to the terms set forth in the applicable prospectus supplement.

     If stockholder rights are issued, the applicable prospectus supplement will describe the terms of such stockholder rights including the following where applicable:

     - record date;

     - subscription price;

     - subscription agent;

     - aggregate number of shares of preferred stock or shares of common stock purchasable upon exercise of such stockholder rights and in the case of stockholder rights for preferred stock, the designation, aggregate number and terms of the class or series of preferred stock purchasable upon exercise of such stockholder rights;

     - the date on which the right to exercise such stockholder rights shall commence and the expiration date on which such right shall expire;

     - federal income tax considerations; and

     - and other material terms of such stockholder rights.

     In addition to the terms of the stockholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such stockholder rights who validly exercises all stockholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised stockholder rights issued to other holders, to the extent such stockholder rights have not been exercised.

     Holders of stockholder rights will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of Redwood Trust, except to the extent described in the related prospectus supplement.

RESTRICTIONS ON OWNERSHIP AND TRANSFER AND REPURCHASE OF SHARES

     In order that we may meet the requirements for qualification as a REIT at all times, our charter prohibits any person from acquiring or holding beneficial ownership of a number of shares of common stock or preferred stock (collectively, the "capital stock") in excess of 9.8% of the outstanding shares of the related class of capital stock. For this purpose, the term "beneficial ownership" means beneficial ownership, as determined under Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock by a person, either directly or constructively under the constructive ownership provisions of Section 544 of the Code and related provisions.

     Under the constructive ownership rules of Section 544 of the Code, a holder of a warrant will be treated as owning the number of shares of capital stock into which such warrant may be converted. In addition, the constructive ownership rules generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, respectively. The rules may also attribute ownership of securities owned by family members to other members of the same family and treat securities with respect to which a person has an option to purchase as actually owned by that person. The rules further provide when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions. To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owing not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.

     Any transfer of shares of capital stock warrants that would cause us to be disqualified as a REIT or that would create a direct or constructive ownership of shares of capital stock in excess of the 9.8% ownership limit, or result in the shares of capital stock being beneficially owned, within the meaning of
Section 856(a) of the Code, by fewer than 100 persons, determined without any reference to any rules of attribution, or result in us being closely held within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to those shares or warrants. These restrictions on transferability and ownership will not apply if our board determines that it is no longer in our best interests to continue to qualify as a REIT.

     Any purported transfer of shares of capital stock or warrants that would result in a purported transferee owning, directly or constructively, shares in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute excess securities. Excess securities will be transferred by operation of law to Redwood Trust as trustee for the exclusive benefit of the person or persons to whom the excess securities are ultimately transferred, until such time as the purported transferee retransfers the excess securities. While the excess securities are held in trust, a holder of such securities will not be entitled to vote or to share in any dividends or other distributions with respect to such securities and will not be entitled to exercise or convert such securities into shares of capital stock. Subject to the 9.8% ownership limit, excess securities may be transferred by the purported transferee to any person (if such transfer would not result in excess securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the excess securities on the date of the purported transfer), at which point the excess securities will automatically be exchanged for the stock or warrants, as the case may be, to which the excess securities are attributable. If a purported transferee receives a higher price for designating an ultimate transferee, such purported transferee shall pay, or cause the ultimate transferee to pay, such excess to us. In addition, such excess securities held in trust are subject to purchase by us at a purchase price equal to the lesser of (a) the price per share or per warrant, as the case may be, in the transaction that created such excess securities (or, in the case of a devise or gift, the market price at the time of such devise or gift), reduced by the amount of any distributions received in violation of the charter that have not been repaid to us, and (b) the market price as reflected in the last reported sales price of such shares of stock or warrants on the trading day immediately preceding the date of the purchase by us as reported on any exchange or quotation system over which such shares of stock or warrants may be traded, or if not then traded over any exchange or quotation system, then the market price of such shares of stock or warrants on the date of the purported transfer as determined in good faith by our board of directors, reduced by the amount of any distributions received in violation of the charter that have not been repaid to us.

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

     Upon a purported transfer of excess securities, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the shares of capital stock or warrants except the right to payment of the purchase price for the shares of capital stock or warrants on the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on excess securities prior to our discovery that shares of capital stock have been transferred in violation of our articles of incorporation shall be repaid to us upon demand. If these transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess securities and to hold the excess securities on our behalf.

     All certificates representing shares of capital stock and warrants will bear a legend referring to the restrictions described above.

     Any person who acquires shares or warrants in violation of our Charter, or any person who is a purported transferee such that excess securities result, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to us of such event and shall provide us such other information as we may request in order to determined the effect, if any, of the transfer on our status as a REIT. In addition, every record owner of more than 5.0%, during any period in which the number of record stockholders is 2,000 or more, or 1.0%, during any period in which the number of record stockholders is greater than 200 but less than 2,000 or more, or 1/2%, during any period in which the number of record stockholders is 200 or less, of the number or value of our outstanding shares must send us an annual written notice by January 31 describing how the shares are held. Further, each stockholder upon demand is required to disclose to us in writing such information with respect to the direct and constructive ownership of shares and warrants as our board deems reasonably necessary to comply with the REIT provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     Our board may increase or decrease the 9.8% ownership limit. In addition, to the extent consistent with the REIT provisions of the Code, our board may, pursuant to our Charter, waive the 9.8% ownership limit for a purchaser of our stock. As a condition to such waiver the intended transferee must give written notice to the board of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the ownership limit. Our board may also take such other action as it deems necessary or advisable to protect our status as a REIT.

     The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock and warrants to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

MARYLAND CONTROL SHARE ACQUISITION STATUTE

     The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

     A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of directors to call a
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

special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the "control shares," except those for which voting rights have previously been approved, for fair value determined, without regard to absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock, as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of "control share acquisitions."

     The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the charter or bylaws of the corporation adopted prior to the acquisition of the shares. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if the acquisition would be in our stockholders' best interests.

TRANSFER AGENT AND REGISTRAR

     Mellon Investor Services LLC is the transfer agent and registrar with respect to our securities.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax consequences that may be relevant to a prospective purchaser of securities. It is not exhaustive of all possible tax considerations. It does not give a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective investor in light of such investor's particular circumstances or to certain types of investors subject to special treatment under federal income tax laws, including insurance companies, certain tax-exempt entities, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States.

     EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSIDERATIONS OF SUCH PURCHASE, OWNERSHIP AND SALE AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion of various aspects of federal taxation contained in this prospectus is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice as in effect today, all of which are subject to change. In brief, if certain detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations are, with certain limited exceptions, not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the "double taxation," at the corporate level and then again at the stockholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its stockholders.

     Redwood Trust made an election to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994.

     In the opinion of GnazzoThill, A Professional Corporation, special tax counsel to Redwood Trust, Redwood Trust, exclusive of any taxable affiliates, has been organized and operated in a manner which qualifies it as a REIT under the Code since the commencing of its operations on August 19, 1994 through September 30, 2000, the date of Redwood Trust's latest unaudited financial statements received by special tax counsel. However, whether Redwood Trust does and continues to so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and certain administrative matters, the results of which are not reviewed by special tax counsel on an ongoing basis. No assurance can be given that the actual results of Redwood Trust's operations for any one taxable year will satisfy those requirements. Moreover, certain aspects of Redwood Trust's planned method of operations have not been considered by the courts or the Internal Revenue Service in any published authorities that interpret the requirements of REIT status. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, special tax counsel will be unable to opine whether Redwood Trust will in fact qualify as a REIT under the Code in all events and for all periods.

     The opinions of special tax counsel are based upon existing law including the Internal Revenue Code of 1986, as amended, existing treasury regulations, revenue rulings, revenue procedures, proposed regulations and case law, all of which is subject to change both prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect Redwood Trust or its stockholders.

     In the event that Redwood Trust does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent that Redwood Trust would, as a consequence, be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced. See "Termination or Revocation of REIT Status" below for more detail.

QUALIFICATION AS A REIT

     To qualify for tax treatment as a REIT under the Code, Redwood Trust must meet certain tests which are described immediately below.

     Ownership of Stock. For all taxable years after the first taxable year for which a REIT election is made, Redwood Trust's shares of stock must be transferable and must be held by a minimum of 100 persons for at least 335 days of a 12 month year, or a proportionate part of a short tax year. Redwood Trust must also use the calendar year as its taxable year for income tax purposes. In addition, at all times during the second half of each taxable year, no more than 50% in value of the stock of Redwood Trust may be owned directly or indirectly by five or fewer individuals. In determining whether Redwood Trust's shares are held by five or fewer individuals, the attribution rules of Section 544 of the Code (as modified by Section 856(h)(1)(B)(i) of the Internal Revenue Code) apply. Redwood Trust's Charter imposes certain repurchase provisions and transfer restrictions that are intended to avoid having more than 50% of the value of Redwood Trust's stock being held by five or fewer individuals, directly or constructively, at any time during the last half of any taxable year. These repurchase transfer restrictions should not cause the stock to be treated as "non-transferable" for purposes of qualification as a REIT. Redwood Trust intends to satisfy both the 100 stockholder and 50%/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT.

     Nature of Assets. On the last day of each calendar quarter at least 75% of the value of Redwood Trust's assets must consist of qualified REIT assets, government securities, cash and cash items (the "75% Assets Test"). Redwood Trust expects that substantially all of its assets will be "qualified REIT assets."

Qualified REIT assets generally include interests in real property, interests in mortgage loans secured by real property, and interests in other REITs, REMICs and regular interests in FASITs.

     For tax years beginning before December 31, 2000, on the last day of each calendar quarter, of the investments in securities not included in the 75% Assets Test, the value of any one issuer's securities may not exceed 5% by value of Redwood Trust's total assets and Redwood Trust may not own more than 10% of any one issuer's outstanding voting securities. For tax years beginning after December 31, 2000, of the investments in securities not included in the 75% Assets Test, the securities of one or more taxable REIT subsidiary may not exceed 20% by value of Redwood Trust's total assets and, other than with respect to taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% by value of Redwood Trust's total assets and Redwood Trust may not own more than 10% of the voting power or value of any one issuer's securities. Pursuant to its compliance guidelines, Redwood Trust intends to monitor closely, on not less than a quarterly basis, the purchase and holding of Redwood Trust's assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter Redwood Trust intends to limit and diversify its ownership of securities of any other entity, hedging contracts and other mortgage securities that do not constitute qualified REIT assets to less than 25%, in the aggregate, by value of its portfolio, to less than 20% by value in any taxable REIT subsidiary and, other than with respect to any taxable REIT subsidiary, to less than 5% by value as to any single issuer, including the stock of any taxable affiliate of Redwood Trust, and to less than 10% of the voting stock or value of any single issuer. If such limits are ever exceeded, Redwood Trust intends to take appropriate remedial action to dispose of such excess assets within the 30 day period after the end of the calendar quarter, as permitted under the Code.

     When purchasing mortgage-related securities, Redwood Trust may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities (and the income therefrom) constitute qualified REIT assets and income for purposes of the 75% Assets Test, and the source of income tests discussed below. If Redwood Trust invests in a partnership, Redwood Trust will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.

     Sources of Income. Redwood Trust must meet two separate income-based tests for each year to qualify as a REIT.

          1. THE 75% TEST. At least 75% of Redwood Trust's gross income for the taxable year must be derived from the following sources among others: (1) interest, other than interest based in whole or in part on the income or profits of any person, on obligations secured by mortgages on real property or on interests in real property; (2) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of Redwood Trust's business, known as "dealer property";
     (3) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property, known as "foreclosure property"; (4) income received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property, including interests in real property and interests in mortgages on real property, for example, commitment fees; (5) rents from real property; and (6) income attributable to stock or debt instruments acquired with the proceeds from the sale of stock or certain debt obligations, or new capital, of Redwood Trust received during the one-year period beginning on the day such proceeds were received, or qualified temporary investment income. The investments that Redwood Trust intends to make will give rise primarily to mortgage interest qualifying under the 75% income test.

          2. THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least an additional 20% of Redwood Trust's gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Income attributable to assets other than qualified REIT assets, such as income from or gain on the disposition of qualified liability hedges, that Redwood Trust holds, dividends on stock including any dividends from a taxable affiliate, interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not qualified REIT assets will constitute qualified income for purposes of the 95% income test only, and will not be qualified income for purposes of the 75% income test. Income from mortgage servicing, loan guarantee fees or other contracts under which Redwood Trust would earn fees for performing services, and asset hedging will not qualify for either the 95% or 75% income tests. Redwood Trust intends to maintain its REIT status by carefully monitoring its income, including income from hedging transactions, futures contracts and sales of Mortgage Assets to comply with the 75% income test and the 95% income test. Redwood Trust intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95% income test. Moreover, in order to help ensure compliance with the 95% income test and the 75% income test, Redwood Trust has adopted guidelines the effect of which will be to limit substantially all of the assets that it acquires, other than the shares of Holdings and qualified liability hedges, to qualified REIT assets. The policy of Redwood Trust to maintain REIT status may limit the type of assets, including hedging contracts, that Redwood Trust otherwise might acquire.

     For purposes of determining whether Redwood Trust complies with the 75% income test and the 95% income test detailed above, gross income does not include gross income from "prohibited transactions." A "prohibited transaction" is one involving a sale of dealer property, other than foreclosure property. Net income from "prohibited transactions" is subject to a 100% tax. See "-- Taxation of Redwood Trust" in this prospectus for more detail.

     If Redwood Trust fails to satisfy one or both of the 75% or 95% income tests for any year, it may face either (a) assuming such failure was for reasonable cause and not willful neglect, a 100% tax on the greater of the amounts of income by which it failed to comply with the 75% test of income or the 95% income test, reduced by estimated related expenses or (b) loss of REIT status. There can be no assurance that Redwood Trust will always be able to maintain compliance with the gross income tests for REIT qualification despite Redwood Trust's periodic monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% income tests will be available in any particular circumstance.

     Distributions. Redwood Trust must distribute to its stockholders on a pro rata basis each year an amount equal to (1) 95% of its taxable income before deduction of dividends paid and excluding net capital gain, plus (2) 95% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less (iii) any "excess noncash income". Beginning with the 2001 tax year, this distribution requirement has been reduced to 90%. Redwood Trust intends to make distributions to its stockholders in amounts sufficient to meet this distribution requirement. Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of Redwood Trust's tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year. A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed on Redwood Trust for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of (1) 85% of Redwood Trust's "ordinary income," (2) 95% of Redwood Trust's capital gain net income, and (3) income not distributed in earlier years.

     If Redwood Trust fails to meet the distribution test as a result of an adjustment to Redwood Trust's tax returns by the Internal Revenue Service, Redwood Trust, by following certain requirements set forth in the Code, may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. Redwood Trust would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file timely tax return.

TAXATION OF REDWOOD TRUST

     In any year in which Redwood Trust qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. Redwood Trust will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. Redwood Trust intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis in each year.

     In addition, Redwood Trust will also be subject to a tax of 100% of net income from any prohibited transaction and will be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. Redwood Trust may be subject to the alternative minimum tax on certain items of tax preference.

     If Redwood Trust acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, Redwood Trust may elect to treat such real property as "foreclosure property." Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions. Redwood Trust will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired.

     For tax years beginning prior to 2001, REITs were generally limited to holding non-voting stock in taxable affiliates. However, beginning with the 2001 tax year, REITs may own directly all of the stock, including voting stock, of a taxable REIT subsidiary. Effective January 1, 2001, RWT Holdings, Inc. ("Holdings") and Redwood Trust elected to treat Holdings as a taxable REIT subsidiary of Redwood Trust. Any other taxable subsidiaries of Redwood Trust generally will also be converted to qualified taxable REIT subsidiaries. The aggregate value of these taxable REIT subsidiaries must be limited to 20% of the total value of Redwood Trust's assets. In addition, the taxable REIT subsidiaries may not, directly or indirectly, operate or manage a lodging facility or healthcare facility or provide to any person, under franchise, license or otherwise, rights to any lodging facility or healthcare facility brand name. In addition, Redwood Trust will be subject to a 100% penalty tax equal to any rent or other charges that it imposed on any taxable REIT subsidiary in excess of an arm's-length price for comparable services.

     Redwood Trust will derive income from its taxable REIT subsidiaries by way of dividends. Such dividends are non-real estate source income for purposes of the 75% income test. Therefore, when aggregated with Redwood Trust's other non-real estate source income, such dividends must be limited to 25% of Redwood Trust's gross income each year. Redwood Trust will monitor the value of its investment in its taxable REIT subsidiaries to ensure compliance with all applicable income and asset tests.

     Redwood Trust's taxable REIT subsidiaries are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including Redwood Trust, as dividend distributions.

     Redwood Trust will also be subject to the nondeductible 4% excise tax discussed above if it fails to make timely dividend distributions for each calendar year. Redwood Trust intends to declare its fourth regular annual dividend during the final quarter of the year and to make such dividend distribution no later than thirty-one (31) days after the end of the year in order to avoid imposition of the excise tax. Such a distribution would be taxed to the stockholders in the year that the distribution was declared, not in the year paid. Imposition of the excise tax on Redwood Trust would reduce the amount of cash available for distribution to Redwood Trust's stockholders. Shareholders may also be required to include on their own returns certain undistributed long-term capital gains earned by Redwood Trust and on which it has paid tax. Shareholders shall receive a credit for the tax so paid by the REIT and shall increase the basis in their stock by the excess of such gains over such tax paid.

TERMINATION OR REVOCATION OF REIT STATUS

     Redwood Trust's election to be treated as a REIT will be terminated automatically if Redwood Trust fails to meet the requirements described above. In that event, Redwood Trust will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which Redwood Trust's election was terminated unless all of the following relief provisions apply:

     - Redwood Trust did not willfully fail to file a timely return with respect to the termination taxable year;

     - inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

     - Redwood Trust establishes that failure to meet requirements was due to reasonable cause and not willful neglect.

     Redwood Trust may also voluntarily revoke its election, although it has no intention of doing so, in which event Redwood Trust will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

     If Redwood Trust fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Redwood Trust would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders of Redwood Trust with respect to any year in which Redwood Trust fails to qualify as a REIT would not be deductible by Redwood Trust nor would they be required to be made. Failure to qualify as a REIT would result in Redwood Trust's reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, Redwood Trust later qualifies and elects to be taxed as a REIT again, Redwood Trust could face significant adverse tax consequences.

TAXATION OF REDWOOD TRUST'S STOCKHOLDERS

     General Taxation. For any taxable year in which Redwood Trust is treated as a REIT for federal income purposes, amounts distributed by Redwood Trust to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by Redwood Trust as capital gain dividends. In the latter case, the distributions will generally be taxable to the stockholders as long-term capital gains.

     Distributions of Redwood Trust will not be eligible for the dividends received deduction for corporations that are stockholders. Stockholders may not deduct any net operating losses or capital losses of Redwood Trust.

     Upon a sale or disposition of either common stock or preferred stock, a stockholder will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and the stockholder's adjusted basis in such stock, which gain or loss will be long-term if the stock has been held for more than one year. Any loss on the sale or exchange of shares of the stock of Redwood Trust held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.

     If Redwood Trust makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder's shares until the tax basis is zero. Such distributions in excess of the tax basis will be taxable as gain realized from the sale of Redwood Trust's shares.

     Redwood Trust will notify stockholders after the close of Redwood Trust's taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such quarter will be deemed to have been received by the stockholders and paid by Redwood Trust on December 31 of the record year, provided that such dividends are paid before February 1 of the following year. If either common or preferred stock is sold after a record date but before a payment date for declared dividends on such stock, a stockholder will nonetheless be required to include such dividend in income in accordance with the rules above for distributions, whether or not such dividend is required to be paid over to the purchaser.

     Generally, a distribution of earnings from a REIT is considered for estimated tax purposes only when the distribution is made. However, if Redwood Trust is at any time deemed to be a "closely-held REIT" (a REIT in which at least 50% of the vote or value is owned by 5 or fewer persons), any stockholder owning 10% or more of the vote or value of Redwood's shares must accelerate recognition of year end distributions such shareholder receives from Redwood Trust in computing estimated tax payments. Redwood Trust is not currently, and does not intend to be, a "closely-held REIT."

     Redwood Trust maintains a Dividend Reinvestment and Stock Purchase Plan or DRP Plan, Registration No. 333-18061, effective January 2, 1997. DRP participants will generally be treated as having received a dividend distribution equal to the fair market value on the investment date of the plan shares that are purchased with the participants' reinvested dividends and/or optional cash payments on such date, plus the brokerage commissions, if any, allocable to the purchase of such shares, and participants will have a tax basis in the shares equal to such value. DRP participants may not, however, receive any cash with which to pay the resulting tax liability. Shares received pursuant to the DRP will have a holding period beginning on the day after their purchase by the plan administrator.

     Preferred Stock. Distributions, including constructive distributions, made to holders of preferred stock, other than tax-exempt entities, will generally be subject to tax as described above. For federal income tax purposes, earnings and profits will be allocated to distributions with respect to the preferred stock before they are allocated to distributions with respect to common stock.

     Conversion of preferred stock into common stock. In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of common stock. The basis that a holder will have for tax purposes in the shares of common stock received upon conversion will be equal to the adjusted basis of the holder in the shares of preferred stock so converted, and, provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of common stock received would include the holding period for the shares of preferred stock converted. A holder, however, generally will recognize gain or loss on the receipt of cash in lieu of fractional shares of common stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis for tax purposes in the fractional share of preferred stock for which cash was received. Furthermore, under certain circumstances, a holder of shares of preferred stock may recognize gain or dividend income to the extent that there are dividends in arrears on the shares at the time of conversion into common stock.

     Adjustments to conversion price. Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise may result in constructive distributions to the holder so preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a holder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

EXERCISE OF SECURITIES WARRANTS

     Upon a holder's exercise of a securities warrant, the holder will, in general, not recognize any income, gain or loss for federal income tax purposes, will receive an initial tax basis in the security received equal to the sum of the holder's tax basis in the exercised securities warrant and the exercise price paid for such security and will have a holding period for the security received beginning on the date of exercise.

SALE OR EXPIRATION OF SECURITIES WARRANTS

     If a holder of a securities warrant sells or otherwise disposes of such securities warrant, other than by exercise, the holder generally will recognize capital gain or loss, long-term capital gain or loss if the holder's holding period for the securities warrant exceeds twelve months on the date of disposition. Otherwise, the holder will recognize short-term capital gain or loss equal to the difference between the cash and fair market value of other property received and the holder's tax basis, on the date of disposition, in the securities warrant sold. Such a holder generally will recognize a capital loss upon the expiration of an unexercised securities warrant equal to the holder's tax basis in the securities warrant on the expiration date.

TAXATION OF STOCKHOLDER RIGHTS

     If Redwood Trust makes a distribution of stockholder rights with respect to its common stock, such distribution generally will be tax free and a stockholder's basis in the rights received in such distribution will be zero. If the fair market value of the rights on the date of issuance is 15% or more of the value of the common stock or, if the stockholder so elects regardless of the value of the rights, the stockholder will make an allocation between the relative fair market values of the rights and the common stock on the date of the issuance of the rights. On the exercise of the rights, the stockholder will generally not recognize gain or loss. The stockholder's basis in the shares received from the exercise of the rights will be the amount paid for the shares plus the basis, if any, of the rights exercised. Distribution of stockholder rights with respect to other classes of securities holders generally would be taxable.

TAXATION OF TAX-EXEMPT ENTITIES

     In general, a tax-exempt entity that is a stockholder of Redwood Trust is not subject to tax on distributions. The Internal Revenue Service has ruled that amounts distributed by a REIT to an exempt employees' pension trust do not constitute unrelated trade or business income and thus should be nontaxable to such a tax-exempt entity. Based on that ruling, but subject to the discussion of excess inclusion income set forth under the heading "Taxation of Redwood Trust's Stockholders," special tax counsel is of the opinion that indebtedness incurred by Redwood Trust in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends of Redwood Trust paid to a stockholder that is a tax-exempt entity to be unrelated trade or business income, provided that the tax-exempt entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code. Under certain conditions, however, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of Redwood Trust's stock, a portion of the dividends on such stock could be treated as unrelated trade or business income.

     Other tax-exempt entities should review the Code and should consult their own tax advisors concerning application of the unrelated trade or business income rules to them.

FOREIGN INVESTORS

     The preceding discussion does not address the federal income tax consequences to foreign investors, non-resident aliens and foreign corporations as defined in the Code, of an investment in Redwood Trust. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of Redwood Trust's stock. Foreign investors in Redwood Trust should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of Redwood Trust's stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors unless reduced or eliminated by an income tax treaty between the United States and the foreign investor's country. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with Redwood Trust in order to claim such treatment.

                              PLAN OF DISTRIBUTION

     We may sell securities to or through one or more underwriters or dealers for public offering and sale, to one or more investors directly or through agents, to existing holders of our securities directly through the issuance of stockholders rights as a dividend, or through any combination of these methods of sale. Any principal underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices). We may also sell our securities from time to time through one or more agents in ordinary brokers' transactions. Such sales may be effected during a series of one or more pricing periods at prices related to the prevailing market prices reported on the New York Stock Exchange, as shall be set forth in the applicable prospectus supplement.

     In connection with the sale of securities, underwriters or agents may receive compensation from us or from purchasers of securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concession or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any principal underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable prospectus supplement.

     Unless otherwise specified in the related prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any shares of common stock sold pursuant to a prospectus supplement will also be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any future class or series of securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a future class or series of securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the securities.

     In connection with the offering of securities hereby, underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions affected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

     The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose penalty bids under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter, or any selling group member participating in the offering, for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

     The underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, including borrowers from, engage in transactions with, and perform services for, us or one or more of our affiliates in the ordinary course of business.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification against civil liabilities, including liabilities under the Securities Act.

     If indicated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers by institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless we otherwise agree, the aggregate principal amount of securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. A commission indicated in the prospectus supplement will be paid to the underwriters and agents soliciting purchases of debt securities pursuant to contracts accepted by us.

     Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters and selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of securities.

                                ERISA INVESTORS

     Because the common stock will qualify as a "publicly offered security," employee benefit plans and individual retirement accounts may purchase shares of common stock and treat such shares, and not the underlying assets, as plan assets. The status of securities offered hereby other than the common stock will be discussed in the relevant prospectus supplement. Fiduciaries of ERISA plans should consider (i) whether an investment in the common stock and other securities offered hereby satisfies ERISA diversification requirements, (ii) whether the investment is in accordance with the ERISA plans' governing instruments and (iii) whether the investment is prudent.

                                 LEGAL MATTERS

     The validity of the securities offered hereby and certain legal matters will be passed on for us by Tobin & Tobin, a professional corporation, San Francisco, California. Certain tax matters will be passed on by GnazzoThill, A Professional Corporation, San Francisco, California.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission or the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

     We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information. You may request a free copy of any of the above filings by writing or calling:

                              Redwood Trust, Inc.
                              591 Redwood Highway
                                   Suite 3100
                             Mill Valley, CA 94941
                                 (415) 389-7373

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                           INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

     We have filed the documents listed below with the Commission under the Securities Exchange Act of 1934 (the "Exchange Act"), and these documents are incorporated herein by reference:

     - Our Annual Report on Form 10-K for the year ended December 31, 1999;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     - Our Current Report on Form 8-K filed January 10, 2001; and

     - The description of our common stock included in our registration statement on Form 8-A, filed July 18, 1995 (Registration No. 0-26434) and as amended by Form 8-A/A filed August 4, 1995, under the Exchange Act.

     Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

     Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement. You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents unless the exhibits are specifically incorporated herein by reference in the documents that this prospectus incorporates by reference) without charge upon written or oral request to Redwood Trust, Inc., 591 Redwood Highway, Suite 3100, Mil Valley, CA 94941, telephone (415) 389-7373.

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

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     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     WE ARE NOT OFFERING THE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

     WE DO NOT CLAIM THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE STATED ON THE COVER.

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                              REDWOOD TRUST, INC.

                                  Common Stock
                                 [REDWOOD LOGO]
                           -------------------------

                             PROSPECTUS SUPPLEMENT
                           -------------------------
                                March [  ], 2001

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

SEC Registration............................................  $ 90,909.09
Legal Fees and Expenses.....................................  $ 40,000.00
Accounting Fees and Expenses................................  $ 15,000.00
Printing Fees...............................................  $ 40,000.00
Miscellaneous...............................................  $  4,090.91
                                                              -----------
     Total..................................................  $190,000.00
                                                              ===========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

     The law also provides for comparable indemnification for corporate officers and agents.

     The Registrant's Articles of Incorporation provide that our directors and officers shall, and our agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

     The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of our directors and officers to the corporation and our stockholders for money damages except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the liability of our directors and officers or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

ITEM 16. EXHIBITS.*

     1.1** Form of Underwriting Agreement, including forms of opinions related thereto
     5.1 Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
     8.1 Opinion of GnazzoThill, A Professional Corporation, as to certain tax matter (including consent of such firm)
    23.1    Consent of Tobin & Tobin (see Item 5.1 above)
    23.2    Consent of GnazzoThill (see Item 8.1 above)
    23.3    Consent of PricewaterhouseCoopers LLP
    24.1    Power of Attorney (set forth on signature page)

-------------------------
 * Definitive exhibits with respect to specific issuances of securities (other than shares of Common Stock issued pursuant to an underwriting agreement substantially in the form of Exhibit 1.1) covered by this Registration Statement will be filed by amendment or incorporated by reference from reports filed by us pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, at the time of issuance.

** Previously filed.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) That,

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on March 2, 2001.

                                          REDWOOD TRUST, INC.

                                          By: /s/ GEORGE E. BULL III
                                            ------------------------------------
                                                     George E. Bull III
                                                   Chairman of the Board
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George E. Bull III, Douglas B. Hansen and Harold F. Zagunis, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   POSITION                   DATE
                      ---------                                   --------                   ----
               /s/ GEORGE E. BULL III                   Chairman of the Board, Chief    March 2, 2001
-----------------------------------------------------  Executive Officer and Director
                 George E. Bull III                     (Principal Executive Officer)

                /s/ DOUGLAS B. HANSEN                  President, Assistant Secretary   March 2, 2001
-----------------------------------------------------           and Director
                  Douglas B. Hansen

                /s/ HAROLD F. ZAGUNIS                  Vice President, Chief Financial  March 2, 2001
-----------------------------------------------------  Officer, Treasurer, Controller
                  Harold F. Zagunis                       and Secretary (Principal
                                                        Financial Officer) (Principal
                                                             Accounting Officer)

                                                                  Director              March 2, 2001
-----------------------------------------------------
                   Thomas C. Brown

                      SIGNATURE                                   POSITION                   DATE
                      ---------                                   --------                   ----
                                                                  Director              March 2, 2001
-----------------------------------------------------
                 Mariann Byerwalter

                 */s/ THOMAS F. FARB                              Director              March 2, 2001
-----------------------------------------------------
                   Thomas F. Farb

            */s/ CHARLES J. TOENISKOETTER                         Director              March 2, 2001
-----------------------------------------------------
              Charles J. Toeniskoetter

                 /s/ RICHARD D. BAUM                              Director              March 2, 2001
-----------------------------------------------------
                   Richard D. Baum

                                                                  Director              March 2, 2001
-----------------------------------------------------
                   David L. Tyler

             By: /s/ GEORGE E. BULL III
  -------------------------------------------------
                 *George E. Bull III
                  Attorney-in-fact

                                 EXHIBIT INDEX*

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
 1.1**   Form of Underwriting Agreement, including forms of opinions related thereto
 5.1     Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
 8.1     Opinion of GnazzoThill, A Professional Corporation, as to
         certain tax matter (including consent of such firm)
23.1     Consent of Tobin & Tobin (see Item 5.1 above)
23.2     Consent of GnazzoThill (see Item 8.1 above)
23.3     Consent of PricewaterhouseCoopers LLP
24.1     Power of Attorney (set forth on signature page)

-------------------------
 * Definitive exhibits with respect to specific issuances of securities (other than shares of Common Stock issued pursuant to an underwriting agreement substantially in the form of Exhibit 1.1) covered by this Registration Statement will be filed by amendment or incorporated by reference from reports filed by us pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, at the time of issuance.

** Previously filed.